Exhibit 99.2

Pike Enters Exciting New Chapter

To:	Pike Employees

From:	J. Eric Pike

Date:	August 4, 2014

Today, we announced a definitive merger agreement for investment firm Court Square Capital Partners and me to acquire Pike Corporation (the “Company”). I believe this transaction will open an exciting new chapter for the Company, our employees and customers. We can deliver immediate value to shareholders, while we continue the integration of our acquired companies and our national service line expansion.

Together, we have built an incredible business that generates approximately $900 million in annual revenue. We deliver enormous customer value by offering a broad spectrum of electric energy and telecommunication solutions that our current and prospective customers increasingly demand. The size and scale of our turnkey capabilities allow us to satisfy almost any customer project requirements from inception to commissioning. We do all this while never losing sight of the importance we place on safety.

We have made solid progress executing our diversified service strategy, but I believe that we can accomplish more with the right investment strategy and the time and patience necessary to execute on that strategy. In my view, the public company framework, in which our financial results are heavily and publicly scrutinized every quarter, is not the best fit for our company at this time. For these reasons, I believe our efforts will be better supported by partnering with Court Square and operating in a private environment. I am committed to this journey and have put a substantial amount of my own capital at risk together with Court Square, an experienced and well respected investor with an outstanding reputation.

This transaction will not be final for several months due to a 30-day “go shop” period, during which the special committee of our board of directors will solicit other third-party offers for the Company, as well as the required anti-trust review by the Federal government, the requirement of formal approval of the Company’s shareholders and other customary closing conditions. We are committed to keeping you updated on the transaction process and to making sure you learn about important developments on a timely basis. For your convenience, I have attached a list of frequently asked questions regarding the transaction.

There is much more we can accomplish together, and I am confident that together we will continue to position the Company, our employees and customers for long-term success. I am committed to this journey and I am grateful for your support, dedication and continued hard work.

Additional Information and Where to Find It

This filing may be deemed to be solicitation material in respect of the proposed acquisition of the Company by Court Square and Mr. Pike and their respective affiliates. In connection with the proposed merger, the Company will file with the Securities and Exchange Commission (the “SEC”) and furnish to the Company’s shareholders a proxy statement and other relevant documents. This filing does not constitute a solicitation of any vote or approval. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS

ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

Investors will be able to obtain a free copy of the proxy statement, when available, and other relevant documents filed by the Company with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the proxy statement, when available, and other relevant documents from the Company’s website at http://www.pike.com or by directing a request to: Pike Corporation, 100 Pike Way, PO Box 868, Mount Airy, North Carolina 27030, Attn: Investor Relations, (336) 719-4622.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees of the Company may be deemed to be “participants” in the solicitation of proxies from the shareholders of the Company in connection with the proposed merger. Information regarding the interests of the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of the Company in connection with the proposed merger, which may be different than those of the Company’s shareholders generally, will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. Shareholders can find information about the Company and its directors and executive officers and their ownership of the Company’s common stock in the Company’s definitive proxy statement for its most recent annual meeting of shareholders, which was filed with the SEC on September 17, 2013, and in Forms 4 of directors and executive officers filed with the SEC subsequent to that date.

Forward-Looking Statements

Any statements in this filing about prospective performance and plans for the Company, the expected timing of the completion of the proposed merger and the ability to complete the proposed merger, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause the Company’s actual results to differ materially from the results the Company anticipates include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the inability to complete the proposed merger due to the failure to obtain shareholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of other required regulatory approvals; (iii) the failure to obtain the necessary financing arrangements as set forth in the debt and equity commitment letters delivered pursuant to the merger agreement, or the failure of the proposed merger to close for any other reason; (iv) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; (v) the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against the Company and others relating to the merger agreement; (vi) the risk that the pendency of the proposed merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the proposed merger; (vii) the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally; and (viii) the amount of the costs, fees, expenses and charges related to the proposed merger. Consider these factors carefully in evaluating the forward-looking statements. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual

Report on Form 10–K for the fiscal year ended June 30, 2013, which was filed with the SEC on September 4, 2013, under the heading “Item 1A. Risk Factors,” and in subsequently filed Forms 10-Q and 8-K. The forward-looking statements represent the Company’s views as of the date on which such statements were made and the Company undertakes no obligation to publicly update such forward-looking statements.